COMMUNITY DEVELOPMENT FINANCIAL INSTITUTIONS FUND
ASSISTANCE AGREEMENT

Recipient: Our Microlending, LLC	**CDFI Fund Award Number:** 151FA013390 **DUNS Number:** 013932461 **Employer Identification Number:** 261218989
Address: 1790 SW 22nd Street, Suite 201, Coral Gables, FL 33145-2771	
Applicable Program: CDFI Program **CFDA Number:** 21.020 **Date of Applicable NOFA:** 9/29/2014	**Announcement Date (Performance Period Start Date):** 09/10/2015
By signing this Assistance Agreement and in consideration of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereto, by their respective Authorized Representatives, agree to the following: (i) the award of Assistance hereunder shall be administered pursuant to the General Award Terms and Conditions, attached hereto as Schedule 3 and made a material part hereof; and (ii) the award of Assistance shall be further subject to the provisions, terms, conditions, requirements, certifications and representations set forth in all such additional schedules that are attached hereto and constitute a material part hereof. In witness whereof, the parties hereto do hereby execute and enter into this Assistance Agreement.	
Community Development Financial Institutions Fund By: Authorized Representative: Amber Kuchar Title: Program Manager Federal Award Date**	Our Microlending, LLC By: [signature] Authorized Representative: Emilio M. Santandreu Title: CEO.

Recipient Information				
Entity Type: Loan Fund				
CDFI Depository Institution Holding Company: N				
CDFI Certification Status as of Announcement Date: Certified				
Financial Assistance				
Matching Funds: Not Applicable				
	Amount and Form of Financial Assistance (FA) Award	**Initial FA Payment**	**Amount and Form of HFFI Financial Assistance (HFFI-FA) Award**	**Initial HFFI-FA Payment**
Grant	$650,000		$0	
Loan	$0		$0	
Equity	$0		$0	
Secondary Capital	$0		$0	
Deposit	$0		$0	
TOTAL	$650,000	$650,000	$0	$0
Technical Assistance				
Technical Assistance (TA) Award:		$0	**Initial TA Payment:**	$0

** The Federal Award Date shall be the date in the CDFI Fund's signature block above.

Checklist of Schedules & Attachments: This Assistance Agreement comprises the following documents (checked as applicable):	
Award Summary	X
1. Performance Goals and Reporting A. Annual Report B. Annual Report Submission Deadlines C. Performance Goals	X
2-A. Technical Assistance Budget	
2-B. Financial Assistance Budget	X
3. General Award Terms and Conditions	X
4-A. Certificate of Good Standing	X
4-B. Opinion of Counsel	
Attachment A. Promissory Note	
Attachment B. Loan Repayment Schedule	

Schedule 1
Award No.: 151FA013390
Recipient: Our Microlending, LLC

PERFORMANCE GOALS AND REPORTING

This Schedule contains Performance Goals and related measures that the Recipient must achieve during the Performance Period of this Assistance Agreement as well as the basic annual reporting requirements.

Section A. **Annual Report**
Section B. **Annual Report Submission Deadlines**
Section C. **Performance Goals**

A.

ANNUAL REPORT

Throughout the term of this Assistance Agreement, the Recipient must provide to the CDFI Fund an Annual Report, which comprises two parts: Financial Condition Report and Performance Report.

Financial Condition Report Requirements: **The Recipient must submit each component of the Financial Condition Report marked as "Applicable" in the following chart to the CDFI Fund electronically via the Recipient's CDFI Fund Account (Single Audits must be submitted directly to the Federal Audit Clearinghouse):**

Applicable if Checked	Financial Condition Report Component	How/where to submit:
	Single Audit Report (Nonprofit Recipient, if applicable)	A Nonprofit Recipient must complete an annual Single Audit pursuant to the Uniform Requirements (2 C.F.R. 200.500) if it expends $750,000 or more in Federal awards in its fiscal year, or such other dollar threshold established by OMB pursuant to 2 C.F.R. 200.500. If a Single Audit is required, it must be submitted electronically to the Federal Audit Clearinghouse (FAC) per the schedule in Section B below. **Form of Submission: Federal Audit Clearinghouse**
	Financial Statements and Related Auditor's and Accountant's Review Report (Nonprofit Recipient)	A Nonprofit Recipient that is not required to submit a Single Audit in accordance with the Uniform Requirements for any given fiscal year, shall submit to the CDFI Fund the Recipient's most recent statement of financial condition audited or reviewed by an independent certified public accountant, if any are prepared. Under no circumstances should this be construed as requiring the Recipient to conduct or arrange for additional audits not otherwise required under Uniform Requirements or otherwise prepared at the request of the Recipient or parties other than the CDFI Fund. [Not required for Insured Credit Union, Insured Depository Institution, Depository Institution Holding Company, or Sponsoring Entity] **Form of Submission: Electronic**

X	**Financial Statements and Related Auditor's and Accountant's Review Report** (For Profit Recipient)	For-profit Recipient must submit statement of financial condition audited or reviewed by an independent certified public accountant. Financial statements will be reviewed by the CDFI Fund to determine the Recipient's financial and managerial soundness. [Not required for Insured Credit Union, Insured Depository Institution, Depository Institution Holding Company, or Sponsoring Entity] **Form of Submission: Electronic**
X X	**Institution Level Report (ILR)** **Transaction Level Report (TLR)**	The ILR and the TLR must be submitted electronically through the CDFI Fund's Community Investment Impact System (CIIS), which the Recipient will access through its CDFI Fund account. [The TLR data for a CDFI Depository Institution Holding Company award Recipient must capture data on the individual loans and investments made by its Subsidiary CDFI Insured Depository Institution.] **Form of Submission: Electronic**
	Shareholders Report	If the Assistance is in the form of an Equity Investment, the Recipient must submit shareholder information to the CDFI Fund showing the class, series, and number of shares and valuation of capital stock held or to be held by each shareholder. The Shareholder Report must be submitted for as long as the CDFI Fund is an equity holder. **Form of Submission: Electronic**

Performance Report Requirements: The Recipient must submit each component of the Performance Report marked as "Applicable" in the following chart to the CDFI Fund electronically via the Recipient's CDFI Fund Account:

Applicable if Checked	Performance Report Component	How/where to submit:
	Federal Financial Report/OMB Standard Form 425	If the Recipient receives Technical Assistance, it must submit the Federal Financial Report to the CDFI Fund. **Form of Submission: Electronic**
X	**Performance Progress Report**	Recipient must submit the Performance Progress Report to the CDFI Fund. **Form of Submission: Electronic**
X	**Uses of Funds Report**	Recipient must submit the Uses of Funds Report to the CDFI Fund. **Form of Submission: Electronic**

For questions related to these reporting requirements, contact the CDFI Fund's Certification Compliance Monitoring and Evaluation Unit at (202) 653-0423 or send an e-mail to ccme@cdfi.treas.gov.

Signatory Annual Report Requirements: If there are signatories to this Assistance Agreement in addition to the Recipient, the Recipient is responsible for ensuring that each such signatory submits the reports, checked as "applicable" below:

Signatory Organization Name	Organization EIN	Certified CDFI: Y/N	ILR	TLR	Financial Report
N/A					

If a Financial Report is required of a signatory(ies) listed above, the Recipient may submit combined financial statements for the Recipient and other signatory(ies), provided that the financial position of each signatory is reported separately.

B.

ANNUAL REPORT SUBMISSION DEADLINES

The Recipient (and all other signatories to the Assistance Agreement, if any) must submit Annual Report components according to the schedule below.

FINANCIAL CONDITION REPORTS

Single Audit Report Deadlines [If applicable: to be determined by Recipient annually]	
Fiscal Year End Date:	**Single Audit Report Due Date:**
12/31/2015	9/30/2016
12/31/2016	9/30/2017
12/31/2017	9/30/2018
12/31/2018	9/30/2019

Financial Statements (as applicable)	
Fiscal Year End Date:	**Financial Report Due date:**
12/31/2015	6/30/2016
12/31/2016	6/30/2017
12/31/2017	6/30/2018
12/31/2018	6/30/2019

CIIS ILR & TLR, Shareholder Report (as applicable)	
Fiscal Year End Date:	**Financial Report Due date:**
12/31/2016	6/30/2017
12/31/2017	6/30/2018
12/31/2018	6/30/2019

PERFORMANCE REPORTS

SF 425, Performance Progress Report, Use of Funds Report (as applicable)			
	Start Date:	End Date:	**Annual Report Due date:**
Year 1 of Performance Period	9/10/2015	12/31/2016	3/31/2017
Year 2 of Performance Period	1/1/2017	12/31/2017	3/31/2018
Year 3 of Performance Period	1/1/2018	12/31/2018	3/31/2019

C.

PERFORMANCE GOALS

The Performance Goals and measures are derived from the Application. Any Recipient that fails to achieve any Performance Goal or measure must provide a narrative explanation for the failure. The Recipient's compliance with the Performance Goals will be measured by information that the Recipient submits in its Financial Condition Report and Performance Report.

Performance Period: Recipient Performance will be measured over each of the Years of Performance Period delineated below:

Performance Period		
	For period beginning on:	For period ending on:
Year 1 of Performance Period	9/10/2015	12/31/2016
Year 2 of Performance Period	01/01/2017	12/31/2017
Year 3 of Performance Period	01/01/2018	12/31/2018
Performance Period End Date		12/31/2018

GOAL 1: Financial and managerial soundness: The Recipient must demonstrate that it has maintained financial and managerial soundness by meeting each performance measure below. If the Recipient does not meet the performance measures, the CDFI Fund may consider the Recipient's performance with regard to other measures such as, but not limited to, the Recipient's annual net revenue, net asset ratio, current ratio, and self-sufficiency ratio.

Data collection and calculation: The data for Goal 1 measures shall be obtained and/or calculated by the CDFI Fund from the Annual Report submitted by the Recipient (and other signatories' to this Assistance Agreement, if applicable), publicly available sources, and/or the Appropriate Federal Banking Agency.

Goal and Measure Numbers	Goal 1 Measures
1-4 [Non-regulated CDFIs; FA; NACA; TA]	**Operating Liquidity Ratio**: At the end of each Year of the Performance Period, the Recipient must demonstrate an operating liquidity ratio of at least 1.0, calculated as follows: [Cash and cash equivalents available for operating expenses] divided by [0.25 x the Recipient's total (pre-tax) operating expenses for the most recently completed fiscal year less provision of loan loss reserves]. The resulting number is the operating liquidity ratio.
1-5 [Non-regulated CDFIs; FA; NACA/FA]	**Portfolio at risk (PAR) ratio:** At the end of each Year of the Performance Period, the Recipient must have a PAR of no greater than 15%, calculated as follows: [aggregate dollar amount of all loans outstanding which have payments that are 90 days or more past due] divided by [aggregate dollar amount of gross loans outstanding].

GOAL 2: Deployment of resources: The Recipient will demonstrate that it has deployed certain levels of loans, equity investments, and similar financing activities to benefit the Recipient's Target Market.

Data collection and calculation: The data for Goal 2 shall be obtained and/or calculated by the CDFI Fund from the Annual Report, submitted to the CDFI Fund through CIIS by the Recipient (and other signatories' to this Assistance Agreement, if applicable). To maintain compliance with this Performance Goal, the Recipient must demonstrate, for each Year of the Performance Period that it meets the required activity levels in the Target Market.

<table>
<tr><th>Goal and Measure Numbers</th><th>Goal 2 Measures</th></tr>
<tr><td>2-1
[FA, NACA/FA]</td><td>At the end of each Year of the Performance Period, the Recipient must have deployed loans, equity investments, and similar financing activities, including the purchase of loans and the provision of loan guarantees, in its Target Market in an amount equal to or greater than: 25% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 1 of the Performance Period, 50% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 2 of the Performance Period, and 85% of the total Financial Assistance (exclusive of HFFI-FA) by the end of Year 3 of the Performance Period. The Recipient may satisfy this goal using the Financial Assistance or other available funds.

<u>Benchmarks:</u>

Activities reported under Goal 2, Measure 1 may not be included as activities reported under Goal 2, Measure 2.

<table><tr><th></th><th>Dollar Amount ($)</th><th>% To Target Market</th></tr><tr><td>Total dollar amount of Financial Assistance:</td><td>$650,000</td><td></td></tr><tr><td>Performance Period, year 1 benchmark (25%):</td><td>$162,500</td><td>25</td></tr><tr><td>Performance Period, year 2 benchmark (50%):</td><td>$325,000</td><td>50</td></tr><tr><td>Performance Period, year 3 benchmark (85%):</td><td>$552,500</td><td>85</td></tr></table>
<u>Calculation:</u>
For purposes of this measure, the cumulative dollar amount of transactions closed during each Year of the Performance Period will be calculated as follows:
For Year 1 of the Performance Period: the aggregate dollar amount of transactions closed during Year 1 of the Performance Period.
For Year 2 of the Performance Period: the aggregate dollar amount of transactions closed during Year 1 and Year 2 of the Performance Period.
For Year 3 of the Performance Period: the aggregate dollar amount of transactions closed during Year 1, Year 2 and Year 3 of the Performance Period.</td></tr>
</table>

Schedule 2-B
Award No.: 151FA013390
Recipient: Our Microlending, LLC

FINANCIAL ASSISTANCE BUDGET

The Recipient shall use the Financial Assistance for the following activities:

TOTAL FA AWARD:		
ACTIVITY	**FA Amount**	**HFFI-FA Amount**
Financial Products	$650,000	$0
Financial Services	$0	$0
Development Services	$0	$0
Loan Loss Reserves	$0	$0
Capital Reserves	$0	$0
Total	$650,000	$0

* The Recipient should refer to Section 3.7 of this Assistance Agreement for further guidance on Authorized Financial Assistance Activities as well as permissible modifications to Budget activities and amounts per category.

Schedule 3

GENERAL AWARD TERMS AND CONDITIONS

TABLE OF CONTENTS

I.	Incorporation by Reference		1
II.	Definitions		1
III.	The Assistance; Closings; Payments; CDFI Fund Receipt of Loan Payments, Investment Income and Equity Redemptions; Program Income		7
	3.1	The Assistance	7
	3.2	Closing(s)	9
	3.3	Payments	9
	3.4	Subsequent Payments	10
	3.5	Authorized Uses of Program Income	10
	3.6	Restrictions on the Use of Program Income	10
	3.7	Authorized Financial Assistance Activities	11
	3.8	Authorized Technical Assistance Activities	12
	3.9	Restrictions on the Use of Assistance	12
	3.10	Authorized Uses of Matching Funds	13
	3.11	Sponsoring Entity	13
	3.12	Depository Institution Holding Company Recipients	13
IV.	Representations and Warranties		14
	4.1	Organization, Standing and Powers	14
	4.2	Qualification	14
	4.3	Authorization; Consents	14
	4.4	Execution and Delivery; Binding Agreement	14
	4.5	No Conflicts	15
	4.6	Litigation	15
	4.7	Compliance with Other Instruments	15
	4.8	Disclosure	15
	4.9	Taxes; Debts; Bankruptcy	15
	4.10	Debarment, Suspension and Other Responsibility Matters	16
	4.11	Status as a CDFI	16
	4.12	Matching Funds	16
	4.13	Nondiscrimination Certification	16
V.	Covenants and Agreements of the Recipient		17
	5.1	Compliance with Government Requirements	17
	5.2	Fraud, Waste, and Abuse	17
	5.3	Record Retention and Access	17
	5.4	General Data Collection	17
	5.5	Equal Credit Opportunity Act	17
	5.6	Certain Insider Activities	18
	5.7	Obtain/Maintain CDFI Certification; Maintain Status as an Insured Credit Union, Depository Institution Holding Company or Insured Depository Institution	18
	5.8	Advise the CDFI Fund of Certain Material Events	18
	5.9	Tracking Use of Assistance and Advance Payments	19

	5.10	Terms and Conditions Related to Regulated Institutions	20
	5.11	Terms and Conditions Related to Loan Awards	21
	5.12	Federal Funding Accountability and Transparency Act of 2006 Compliance: Reporting Subawards and Executive Compensation	21
VI.	Events of Noncompliance and Remedies		25
	6.1	Events of Noncompliance	25
	6.2	Sanctions	27
	6.3	No Waiver	27
	6.4	Notice of Noncompliance; Time to Cure	28
VII.	Miscellaneous		28
	7.1	Entire Agreement	28
	7.2	Assignment	28
	7.3	Successors	29
	7.4	Severability	29
	7.5	Applicable Law	29
	7.6	Disclaimer of Relationships	29
	7.7	Counterparts	29
	7.8	Headings	30
	7.9	Amendments	30
	7.10	Survival of Representations and Warranties	31
	7.11	Closeout	31
	7.12	Termination	31
	7.13	Applicability of Criminal Provisions	32
	7.14	Disclosure of Recipient Reports by CDFI Fund	32
	7.15	Limitation on CDFI Fund and Federal Liability	32
	7.16	Compliance with Non-Discrimination Statutes	32
	7.17	Trafficking in persons	32
	7.18	Conflict of Interest	34

ARTICLE I
INCORPORATION BY REFERENCE

12 C.F.R. Part 1805, as from time to time amended, is incorporated by reference and given the same force and effect as if set out in full text. In the event of any inconsistency between 12 C.F.R. Part 1805 and the terms set forth in these General Award Terms and Conditions, all Schedules and any amendments hereto, the provisions of 12 C.F.R. Part 1805 shall govern.

ARTICLE II
DEFINITIONS

When used in this Assistance Agreement (including all schedules and any amendments hereto), the following terms shall have the meanings specified below. Capitalized terms used, but not defined herein, shall have the respective meanings assigned to them in the Act, the Community Development Financial Institutions Program Regulations, the NOFA, the Application, and/or the Uniform Requirements (as such terms are hereinafter defined).

Act. "Act" shall mean the Riegle Community Development and Regulatory Improvement Act of 1994, (12 U.S.C. 4701 et seq.), as amended.

Advance Payment. "Advance Payment" shall mean Federal funds paid by the CDFI Fund to a Recipient before the Recipient disburses the funds for Financial Assistance or Technical Assistance Activities authorized under this Assistance Agreement.

Affiliate. "Affiliate" shall mean any company that controls, is controlled by, or is under common control with the Recipient, as defined in 12 CFR § 1805.104.

Announcement Date. "Announcement Date" shall mean the date on which the CDFI Fund announces the Recipients of awards under the applicable NOFA as indicated on the Signature Page of this Assistance Agreement.

Application. "Application" shall mean the CDFI Fund's application form, including any written or verbal information in connection therewith and any attachments, appendices and/or written or verbal supplements thereto, submitted by the Recipient to the CDFI Fund, in response to the applicable NOFA.

Assistance. "Assistance" shall mean the award made pursuant to this Agreement, which may include Technical Assistance and/or Financial Assistance as allowed by section 200.400 of the Uniform Requirements. The Assistance provided under this Agreement shall not be an award for purposes of Research and Development as defined in section 200.87 of the Uniform Requirements.

Assistance Agreement. "Assistance Agreement" or "Agreement" shall mean the Assistance Agreement between the CDFI Fund and the Recipient/co-Recipient, of which these General Award Terms and Conditions are a material part, including the cover signature page, any

schedules and attachments hereto, as the Agreement may, from time to time, be amended in accordance with its terms.

Budget. "Budget," "Financial Assistance Budget," or "Technical Assistance Budget" shall mean the approved categories of expenditures under the award as indicated in Schedule 2-A or 2-B of the Assistance Agreement.

Capital Reserves. "Capital Reserves" shall mean funds set aside in the Recipient's equity accounts to increase the Recipient's Net Capital ratio, Net Worth ratio, or Net Assets ratio (as applicable for the Recipient).

Closing. "Closing" shall mean the proper execution and delivery of the Agreement and any related documents and includes any payment of Assistance by electronic funds transfer or otherwise to an account designated by the Recipient. Pursuant to the Agreement, there will be an initial Closing at which, for example, the Agreement and related documents will be properly executed and delivered, and an initial Payment of Assistance may be made. Following the initial Closing, there may be subsequent Closings involving additional payments of Assistance. Any documents in addition to the Agreement that are connected with such subsequent Closings and payments shall be properly executed and delivered by the Recipient to the CDFI Fund.

Community Development Financial Institution. "Community Development Financial Institution" or "CDFI" shall mean any entity certified as a CDFI by the CDFI Fund pursuant to 12 C.F.R. § 1805.201.

CDFI Fund. "CDFI Fund" shall mean the Community Development Financial Institutions Fund.

CDFI Fund Account. "CDFI Fund Account" means an account established through the CDFI Fund's portal, through which the Recipient and the CDFI Fund will communicate.

Community Development Financial Institutions Program. "Community Development Financial Institutions Program" or "CDFI Program" shall mean the program authorized by the Act and implemented pursuant to the Community Development Financial Institutions Program Regulations.

Community Development Financial Institutions Program Regulations. "Community Development Financial Institutions Program Regulations" or "CDFI Program Regulations" shall mean the regulations set forth in 12 C.F.R. Parts 1805 and 1815, as the same may, from time to time, be amended.

Compensation (Fringe Benefits). "Compensation (Fringe Benefits)" shall mean allowances and services provided by the Recipient to its employees as compensation in addition to regular salaries and wages in accordance with section 200.431 of the Uniform Requirements. Such expenditures are allowable as long as they are made under formally established and

consistently applied organizational policies of the Recipient and subject to the applicable provisions of the Uniform Requirements.

Compensation (Personal Services). "Compensation (Personal Services)" shall mean all remuneration, paid currently or accrued, for services of Recipient's employees rendered during the period of performance under the award in accordance with section 200.430 of the Uniform Requirements.

Development Services. "Development Services" means activities undertaken by a CDFI, its Affiliate or contractor that promote community development and shall prepare or assist current or potential borrowers or investees to use the Recipient's Financial Products or Financial Services. For example, such activities include financial or credit counseling; homeownership counseling; and business planning, and financial management assistance.

Direct Administrative Expenses. "Direct Administrative Expenses" shall mean Direct Costs, as described in section 200.413 of the Uniform Requirements, which are incurred by the Recipient to carry out the Financial Assistance Project. Such costs must be able to be specifically identified with the Project and not also recovered as Indirect Costs.

Federal Award Date. "Federal Award Date" shall mean the date that this Assistance Agreement is signed by and determined to be effective by the CDFI Fund.

Equipment. "Equipment" means tangible, nonexpendable, personal property having a useful life of more than one year and an acquisition cost of $5,000 or more per unit as described in section 2 CFR 200.33 of the Uniform Requirements. Items costing less than $5,000 may be included if the Recipient's capitalization policy recognizes these as capital assets. Non-expendable items include, among other items, computer hardware, computer software, related peripherals, and office equipment.

Financial Assistance or FA. "Financial Assistance" or "FA" shall mean funds provided by the CDFI Fund through the CDFI Program or the NACA Program Financial Assistance Components including Financial Assistance provided under the Healthy Food Financing Initiative (HFFI-FA); FA may be in the form of a grant, loan, secondary capital, deposit, equity investment, or any combination thereof.

Financial Products. "Financial Products" means loans, equity investments and similar financing activities (as determined by the CDFI Fund) including the purchase of loans originated by certified CDFIs and the provision of loan guarantees; in the case of CDFI Intermediaries, Financial Products may also include loans to CDFIs and/or emerging CDFIs and deposits in Insured Credit Union CDFIs and/or emerging Insured Credit Union CDFIs.

Financial Services. "Financial Services" means providing checking, savings accounts, check cashing, money orders, certified checks, automated teller machines, deposit taking, safe deposit box services, and other similar services.

Indirect Costs. "Indirect Costs" means costs or expenses defined in accordance with section 200.56 of the Uniform Requirements; such costs are not allowable uses of Financial Assistance or Technical Assistance award funds pursuant to this Assistance Agreement.

Insider. "Insider" shall mean any director, officer, employee, principal shareholder (owning, individually or in combination with family members, five percent or more of any class of stock), or agent (or any family member or business partner of any of the above) of the Recipient or of any Affiliate or Community Partner of the Recipient.

Investment Area. "Investment Area" shall mean the geographic area meeting the requirements set forth in 12 C.F.R. § 1805.201(b)(3)(ii) designated in the Recipient's most recently approved CDFI certification documentation.

Loan Loss Reserves. "Loan Loss Reserves" means funds set aside in the form of cash reserves or through accounting-based accrual reserves that serve as a cushion to protect the Recipient against future losses.

Low-Income. "Low-Income" means an income defined in accordance with the CDFI Program Regulations at 12 C.F.R. § 1805.104.

Matching Funds. "Matching Funds" shall mean funds from sources other than the Federal government as defined in accordance with Program Regulations at 12 C.F.R. § 1805.500.

Material Event. "Material Event" shall mean an occurrence that affects the Recipient's strategic direction, mission, or business operation and, thereby, its status as a certified CDFI and/or its compliance with the terms and conditions of this Assistance Agreement.

Material Weakness. "Material Weakness" shall have the same meaning ascribed by the American Institute of Certified Public Accountants, meaning a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

Native Community. "Native Community" shall mean a Native American, Alaska Native, or Native Hawaiian population, land or Census-equivalent entity (with the exception of a State or Tribal Designated Statistical Areas, as those terms are defined by the Bureau of the Census).

Native CDFI. "Native CDFI" shall mean a CDFI that has certified to the CDFI Fund that at least 50 percent of its activities are directed to benefit one or more Native Communities.

Native American CDFI Assistance Program or NACA Program. "Native American CDFI Assistance Program" or "NACA Program" shall mean the program through which Financial Assistance and Technical Assistance awards are made by the CDFI Fund to eligible organizations that serve Native Communities.

Notice of Funds Availability or NOFA. "Notice of Funds Availability" or "NOFA" shall mean the notice published by the CDFI Fund in the Federal Register that announced the availability of funds for the program funding round identified in the cover page of this Assistance Agreement).

Payment. "Payment" shall mean a transfer of award funds from the CDFI Fund to the Recipient pursuant to this Assistance Agreement.

Performance Goals. "Performance Goals" shall mean the Performance Goals and measures as described in Schedule 1.

Performance Period. "Performance Period" shall mean the period beginning with the Announcement Date during which the Recipient may incur new obligations to carry out its award and must meet its Performance Goals.

Professional Service Costs. "Professional Service Costs" shall mean TA expended for professional and consultant services rendered by persons who are members of a particular profession or possess a special skill, and who are not officers or employees of the Recipient, subject to the applicable provisions of the Uniform Requirements. Payment for a consultant's services may not exceed the daily equivalent of the current maximum rate paid to an Executive Schedule Level IV Federal employee.

Program Income. "Program Income" shall mean gross income earned by the Recipient as defined in the Uniform Requirements at 2 C.F.R. § 200.80.

Project. "Project," "Financial Assistance Project," or "Technical Assistance Project" shall mean the authorized activities under the Financial Assistance Award as indicated in section 3.7 of the Assistance Agreement or the authorized activities under the Technical Assistance Award as indicated in section 3.8 of the Assistance Agreement.

Promissory Note or Note. "Promissory Note" or Note" shall mean that certain promissory note set forth as Attachment A of this Assistance Agreement, if applicable.

Sponsoring Entity. "Sponsoring Entity" shall mean:

(a) A Tribal Government, tribal entity, Alaska Native Village, Village Corporation, Regional Corporation, Non-Profit Regional Corporation/Association, or Inter-Tribal or Inter-Village organization; or

(b) an organization whose primary mission is to serve a Native Community including, but not limited to an urban Indian center, tribally controlled community college, community development corporation (CDC), training or education organization, or chamber of commerce, and that primarily serves (meaning, at least 50 percent of its activities are directed toward serving) a Native Community.

Subsidiary. "Subsidiary" shall have the same meaning as defined in 12 C.F.R. § 1805.104.

Subrecipient. "Subrecipient" shall mean any entity that receives a transfer of award funds from the Recipient under this Assistance Agreement in order to carry out any part of the award. Such transfers must comply with section 3.9 of the Assistance Agreement.

Supplies. "Supplies" means all tangible personal property other than Equipment, as described in section 2 CFR 200.94 of the Uniform Requirements. A computing device is a Supply if the acquisition cost is less than the lesser of the capitalization level established by the Recipient for financial statement purposes or $5,000, regardless of the length of its useful life.

Target Market. "Target Market" means an Investment Area(s) and/or a Targeted Population(s).

Targeted Population. "Targeted Population" shall mean the individuals or identifiable group of individuals meeting the requirements of 12 C.F.R. § 1805.201(b)(3)(iii) of the CDFI Program Regulations as designated in the Recipient's most recently approved CDFI certification documentation.

Technical Assistance. "Technical Assistance" or "TA" shall mean funds, provided in the form of a grant by the CDFI Fund, to fund Compensation (Personal Services); Compensation (Fringe Benefits); Professional Services; Travel; Training and Education; Equipment, Supplies and/or such other uses as have been approved by the CDFI Fund and set forth in this Agreement.

Training and Education Costs. "Training and Education Costs" shall mean the costs of training and education provided by the Recipient for employees' development in accordance with the Uniform Requirements.

Travel Costs. "Travel Costs" shall mean costs of transportation, lodging, subsistence, and related items incurred by the Recipient's employees who are on travel status on business related to the TA award in accordance with section 200.474 of the Uniform Requirements.

Tribal Government. "Tribal Government" shall mean the federally or state-recognized governing body (including tribal council) of a Native American tribe or Alaska Native village, as applicable.

Uniform Requirements. "Uniform Requirements" shall mean the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards (2 C.F.R. Part 1000), which is the Department of the Treasury's codification of the Office of Management and Budget (OMB) government-wide framework for grants management at 2 C.F.R. 200.

ARTICLE III
THE ASSISTANCE; CLOSINGS; PAYMENTS; FUND RECEIPT OF LOAN PAYMENTS, INVESTMENT INCOME AND EQUITY REDEMPTIONS; PROGRAM INCOME

3.1 The Assistance. At all Closings connected herewith, including without limitation, any initial Closing and any subsequent Closing(s), and subject to all of the terms and conditions hereof and in reliance upon all representations, warranties, assurances, certifications and agreements contained herein, the CDFI Fund hereby agrees to provide to the Recipient, subject to the availability of funds, and the Recipient hereby agrees to accept from the CDFI Fund, the Assistance.

3.2 Closing(s). The obligation of the CDFI Fund to provide any or all of the Assistance to the Recipient at any Closing connected herewith is subject to the fulfillment, as determined by the CDFI Fund, in its sole discretion, of the following conditions precedent, each of which shall be fulfilled prior to any Closing(s) connected herewith, to the satisfaction of the CDFI Fund.

(a) Performance; Representations and Warranties. As of the initial Closing, (i) the Recipient shall have performed and complied with all applicable agreements and conditions contained herein required to be performed or complied with by it and (ii) the representations and warranties set forth in this Agreement and the Assurances and Certifications contained in the Application shall be true and correct in all material respects.

(b) (i) Certificate of Good Standing. [Applicable to any Assistance in the form of a Financial Assistance grant, Financial Assistance loan, or a Technical Assistance grant.] Unless otherwise determined by mutual agreement of the CDFI Fund and the Recipient, the CDFI Fund shall have received from the Recipient a Certificate of Good Standing from the Secretary of State for the Recipient's state of incorporation dated within 180 days of the date the Recipient executes the Assistance Agreement. Instructions are attached hereto as Schedule 4-A.

OR

(ii) Opinion of Recipient Counsel. [Applicable to any Assistance in the form of a Financial Assistance equity investment; secondary capital, deposit or any combination thereof.] Unless otherwise determined by mutual agreement of the CDFI Fund and the Recipient, the CDFI Fund shall have received from counsel for the Recipient prior to the initial Closing and any subsequent Closings, a favorable opinion satisfactory in scope, form, and substance to the CDFI Fund and the CDFI Fund counsel, with respect to the matters set forth on Schedule 4-B and any other matters incident to the transactions contemplated hereby as the CDFI Fund may require.

(c) Matching Funds. FY 2015 Recipients are not required to provide matching funds for NACA FA, Small and/or Emerging CDFI Assistance (SECA) FA, or HFFI-FA awards. Unless a Severe Constraints Waiver has been granted to the Recipient, for all other Financial Assistance awards, the CDFI Fund shall have received evidence satisfactory in substance and form to the CDFI Fund that the Recipient has secured the required Matching Funds as described in the applicable NOFA. The Recipient must raise from non-Federal government sources not less than one dollar for each dollar of Financial Assistance provided by the CDFI Fund hereunder. Matching Funds must be at least comparable in form and value to the Financial Assistance provided hereunder. The CDFI Fund, in its sole discretion, will determine whether proposed Matching Funds are comparable in form and value to the Financial Assistance provided hereunder and otherwise eligible for use as Matching Funds for the Financial Assistance award.

If the Recipient is an Insured Credit Union using as Matching Funds the entire retained earnings that have been accumulated since the inception of the Recipient, prior to payment of the award, the Recipient must demonstrate that it has increased its member and/or non-member shares and/or total loans outstanding by an amount equal to the amount of retained earnings committed as Matching Funds under the since inception calculation. This increase must occur by the end of Year 1 of the Recipient's Performance Period, as set forth in Schedule 1 of the Assistance Agreement, and will be based on amounts reported in the Applicant's Audited Financial Statements or NCUA Form 5300 Call Report.

(d) Performance Goals. The CDFI Fund and the Recipient shall have determined, by mutual agreement, the Performance Goals for the Recipient as required by 12 U.S.C. § 4707(f) and the CDFI Program Regulations. Such Performance Goals are set forth in Schedule 1.

(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Assistance Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the CDFI Fund, and the CDFI Fund shall have received from the Recipient all such counterpart originals or certified copies or other documents as the CDFI Fund may reasonably request.

3.3 Payments.

(a) The CDFI Fund will not pay any Assistance pursuant hereto until the Recipient has satisfied all conditions precedent to receiving such Assistance, including, but not limited to, the provision of Matching Fund documentation satisfactory to the CDFI Fund (Financial Assistance awards only), and the Recipient being in compliance (or being noncompliant but not determined by the CDFI Fund to be in default) with the

terms and conditions of any prior award from the CDFI Fund. The Recipient must deliver to the CDFI Fund, as applicable, the original signed Assistance Agreement, and all required documentation.

(b) In order to receive payment of award proceeds, the Recipient is responsible for the accuracy of its banking information as reflected in its System for Award Management (SAM) account. In the event that the Recipient's SAM account contains inaccurate or non-current banking information, the CDFI Fund is not responsible for reimbursement or payment to the Recipient for any Assistance transferred to an incorrect account.

(c) The Recipient must provide the CDFI Fund with all required supporting documentation and applicable Matching Funds documentation by the date specified in the NOFA unless the CDFI Fund provides prior written approval for submission of the documentation by an alternate date. If the Recipient does not request payment of all of the Assistance by said date, the CDFI Fund, in its sole discretion, may terminate its obligation to pay said funds.

(d) The CDFI Fund will not make an initial payment of an FA award until the Recipient has submitted required Matching Funds documentation for the full amount of the award and the documentation has been approved by the CDFI Fund.

(e) The initial payment for an award will be based on the amount the Recipient has indicated that it expects to disburse in Authorized Financial Assistance or Technical Assistance Activities within the first twelve (12) months of the award.

3.4 Subsequent Payments.

(a) If the entire award amount is not paid at the initial Closing, the Recipient must request a subsequent payment.

(b) Subsequent payments will not be made until the Recipient has disbursed at least ninety percent (90%) of the previous payment(s) into an Authorized Financial Assistance or Technical Assistance Activity. Subsequent payment requests must be in the amount the Recipient expects to disburse for an Authorized Financial Assistance or Technical Assistance Activity within a twelve (12) month period.

(c) Subsequent Payment Requests must be submitted via the Recipient's CDFI Fund Account (or as otherwise directed by the CDFI Fund).

(d) Financial Assistance awards will not be paid until the Matching Funds requirements for the award funds pursuant to the applicable NOFA and section 3.2 of the Assistance Agreement have been satisfied.

(e) Recipients will be limited to three (3) subsequent payments, unless waived by the CDFI Fund.

(f) If the Recipient requests the final subsequent payment less than six (6) months prior to the end of the Award's Performance Period, the CDFI Fund will require a justification that the Recipient will be able to expend the funds into an Authorized use of Financial Assistance or Authorized use of Technical Assistance within the remaining period of performance.

3.5 Authorized Uses of Program Income. Any Program Income derived by the Recipient from the Assistance provided under the terms of the Assistance Agreement shall be used by the Recipient for Authorized Financial Assistance Activities or Authorized Technical Assistance Activities.

3.6 Restrictions on the Use of Program Income.

(a) The Recipient shall not use any Program Income earned hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(c) The Recipient shall not use any Program Income to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Recipient, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Recipient instituted or in which the Recipient has joined as a claimant.

3.7 Authorized Financial Assistance Activities.

(a) The Recipient must use the Financial Assistance (including HFFI Financial Assistance or HFFI-FA) provided hereunder to support the activities set forth in its Application. Specifically, the Recipient must use the Financial Assistance in accordance with the Financial Assistance Budget reflected in Schedule 2-B of the Assistance Agreement to support its Financial Assistance Project which consists of activities in the following areas:

- Financial Products
- Financial Services (Insured CDFIs and State-Insured Credit Unions only)
- Development Services
- Loan Loss Reserve
- Capital Reserves (Insured CDFIs and State-Insured Credit Unions only)

- Direct Administrative Expenses.

(b) The Recipient may use up to fifteen percent (15%) of the total Financial Assistance Budget as Direct Administrative Expenses. For example, Direct Administrative Expenses can include the Compensation (Personal Services) costs incurred for the loan officer deploying the FA funds to a loan in your target market (a Financial Product). The cost of a credit report to make the loan is another example of a Direct Administrative Expense.

(c) The Recipient should refer to Subpart E of the Uniform Requirements (2 C.F.R. §400-475) for information regarding selected items of cost and unallowable items of cost.

(e) The Recipient shall not use Financial Assistance award funds for Indirect Costs as defined in the Uniform Requirements at 2 C.F.R. §200.56.

3.8 Authorized Technical Assistance Activities.

(a) The Recipient must use the Technical Assistance provided hereunder in accordance with the Technical Assistance Budget reflected in Schedule 2-A of the Assistance Agreement to support its Technical Assistance Project which consists of activities in the following areas:
- Compensation (Salary)
- Compensation (Fringe)
- Training and Education
- Travel
- Professional Services
- Equipment
- Supplies

(b) The Recipient may expend Technical Assistance funds beginning on the Announcement Date, however any advanced expenditures must be consistent the Recipient's Assistance Agreement Schedule 2-A - Authorized Technical Assistance Activities.

(d) The Recipient shall not use Technical Assistance award funds for Indirect Costs as defined in the Uniform Requirements at 2 C.F.R. §200.56.

3.9 Restrictions on the Use of Assistance.

(a) The Recipient shall not use any Assistance provided hereunder in a manner other than as authorized hereunder, unless the Recipient consults with and obtains the prior written approval of the CDFI Fund.

(b) The Recipient shall not distribute Assistance to any Affiliate or Subsidiary without the CDFI Fund's prior written consent. CDFI Depository Institution Holding Companies may transfer award funds to the Subsidiary CDFI Depository Institution identified in their Application in accordance with Section 3.12 of the Assistance Agreement.

(c) The Recipient shall not use any Assistance provided hereunder to pay any person to influence or attempt to influence any agency, elected official, officer or employee of a State or local government in connection with the making, award, extension, continuation, renewal, amendment, or modification of any State or local government contract, grant, loan or cooperative agreement as such terms are defined in 31 U.S.C. § 1352.

(d) The Recipient shall not use any Assistance to pay any costs incurred in connection with (i) any defense against any claim or appeal of the United States Government, any agency or instrumentality thereof (including the CDFI Fund), against the Recipient, or (ii) any prosecution of any claim or appeal against the United States Government, any agency or instrumentality thereof (including the CDFI Fund), which the Recipient instituted or in which the Recipient has joined as a claimant.

(e) The Recipient may not use any Assistance provided hereunder for the purpose of covering expenses, including consultant fees, related to the preparation of an application for certification, allocation, award or funding to the CDFI Fund.

(f) The Recipient may not use any Assistance provided hereunder to cover the costs of organized fundraising (including financial campaigns, solicitations of gifts and requests, grant writing, and similar expenses incurred to raise capital or obtain contributions) regardless of the purpose for which the funds will be used. For additional information regarding fund raising and investment management costs, please refer to Subpart E of the Uniform Requirements (2 C.F.R. §400-475), as applicable.

3.10 Authorized Uses of Matching Funds. The Recipient must use any funds used as Matching Funds for the Assistance Agreement to support Authorized Financial Assistance Activities.

3.11 Sponsoring Entity. Upon satisfaction of Performance Goal 4, Measure 1 ("CDFI Creation"):

(a) The newly created entity (Emerging CDFI) must be added to this Assistance Agreement as a co-Recipient through amendment and will be accountable for all performance goals and measures, reporting requirements and other Assistance Agreement obligations.

(b) All Technical Assistance award funds and assets acquired using Technical Assistance award funds must be transferred by the Recipient to the Emerging CDFI (co-Recipient).

3.12 Depository Institution Holding Company Recipients. In the case where the Recipient is a CDFI Depository Institution Holding Company that deploys its Financial Assistance award through its Subsidiary CDFI Insured Depository Institution, the award funds must be used to capitalize the Subsidiary CDFI Insured Depository Institution to carryout Authorized Financial Assistance Activities. The Recipient must ensure that the transfer of funds to the Subsidiary CDFI Insured Depository Institution meets the requirements described in section 200.331 of the Uniform Requirements. Furthermore, the Recipient CDFI Depository Institution Holding Company must ensure that the Transaction Level Report as described in Schedule 1 of the Assistance Agreement reflects the activities of the Subsidiary CDFI Insured Depository Institution that received the award funds.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Recipient hereby represents and warrants to the CDFI Fund the following:

4.1 Organization, Standing and Powers. The Recipient is a validly existing Tribal Government, or an entity validly existing and in good standing under federal law or the laws of the state or Tribe of its legal formation and has all requisite power and authority to own and operate its assets and properties, to carry on its business as it is now being conducted and to carry out its proposed, hereby authorized use(s) of the Assistance provided hereunder.

4.2 Qualification. The Recipient is duly qualified, in good standing and authorized to transact business in each jurisdiction where the conduct of the Recipient's business, the carrying out of its proposed, hereby authorized use(s) of the Assistance to be provided hereunder or the ownership of its assets and properties requires such qualification, or, if not so qualified, the Recipient's failure so to qualify shall not have a material adverse effect on the Recipient, its financial condition or operations and will not impair the Recipient's ability to carry out its proposed, hereby authorized use(s) of the Assistance to be provided hereunder or its right to enforce any material agreement to which it is a party. The Recipient has performed and complied with all applicable agreements and conditions required by the Assistance Agreement to be performed or complied with by it before or at the Closing.

4.3 Authorization; Consents. The execution, delivery and performance by the Recipient of the Assistance Agreement and the carrying out of its proposed, hereby authorized use(s) of the Assistance provided hereunder are within the Recipient's corporate powers and have been duly authorized by all requisite corporate action. No additional consent, license, approval, authorization, qualification, exemption, franchise, designation, permit or order of, notice to or declaration or filing with, any third party, including, without limitation, any governmental entity (other than the CDFI Fund), which has not been previously obtained is required in connection with the conduct of the Recipient's business or in connection with the valid execution, delivery

and performance by the Recipient of the Assistance Agreement or any documents or agreements connected herewith or the carrying out of the proposed, hereby authorized use(s) of the Assistance to be provided hereunder.

4.4 Execution and Delivery; Binding Agreement. The Assistance Agreement and all documents connected therewith have been or will be, on or before the Federal Award Date, duly authorized, executed and delivered on behalf of the Recipient and constitute, on or before the Federal Award Date, legal, valid and binding obligations of the Recipient enforceable in accordance with their respective terms.

4.5 No Conflicts. The execution, delivery and performance by the Recipient of the Assistance Agreement and the carrying out of the proposed, hereby authorized uses(s) of the Assistance provided hereunder shall not result in any violation of and shall not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of Federal or State law to which the Recipient is subject, the Recipient's incorporation, charter, organization, formation or otherwise establishing documentation, bylaws or any agreement, judgment, writ, injunction, decree, order, rule or regulation to which the Recipient is a party or by which it is bound.

4.6 Litigation. The Recipient has neither actual nor constructive knowledge of any suit, action, proceeding or investigation pending or threatened that questions the validity of the Assistance Agreement or any action taken or to be taken pursuant hereto or contemplated hereby including, but not limited to, the carrying out of the proposed, hereby authorized use(s)of the Assistance to be provided hereunder.

4.7 Compliance with Other Instruments. The Recipient is not, and at any Closing connected herewith will not be, in violation of any provision of its incorporation, charter, organization, formation or otherwise establishing documents, or any loan agreement or other material agreement to which it is a party. The Recipient is not, and at any Closing connected herewith will not be, in violation of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, the violation of which might have a material adverse effect on the business, affairs, operations, or condition of the Recipient.

4.8 Disclosure. Neither the Assistance Agreement nor any attachment thereto, nor any certification or other document referenced or incorporated herein or therein and furnished to the CDFI Fund by the Recipient contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Recipient has disclosed, in writing, to the CDFI Fund all facts that might reasonably be expected to result in a material adverse effect upon the Recipient's ability either to conduct its principal business or to carry out its proposed and herein authorized use of the Assistance to be provided hereunder. The Recipient has not knowingly and willfully made or used a document or writing containing any false, fictitious or fraudulent statement or entry as part of its correspondence or communication with the CDFI Fund. The Recipient acknowledges, under 18 U.S.C. § 1001, that if it knowingly

and willfully makes or uses such document or writing it or its employee(s) or agents shall be fined or imprisoned for not more than five years, or both.

4.9 Taxes; Debts; Bankruptcy. The Recipient is not delinquent on any debts owed to Federal, State, local or Tribal Governments including, but not limited to, amounts due under the Internal Revenue Code, and has never filed for bankruptcy nor had a conservator appointed. The Recipient has neither actual nor constructive knowledge of any pending or anticipated bankruptcy filings or conservatorship appointments on its behalf.

4.10 Debarment, Suspension and Other Responsibility Matters. Pursuant to 31 C.F.R. 19.335, neither the Recipient nor any of its principals (as defined by 31 C.F.R. 19.995): (a) are presently excluded or disqualified from covered transactions by any Federal department or agency; (b) within the 24 month period preceding the date of this Assistance Agreement, have been convicted of or had a civil judgment rendered against them for any of the offenses listed in 31 C.F.R. 19.800(a); (c) are presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with commission of any of the offenses listed in 31 C.F.R. 19.800(a); or (d) within the 24 month period preceding the date of this Assistance Agreement, have had one or more public transactions (Federal, State, or local) terminated for cause or default.

4.11 Status as a CDFI.

(a) For Financial Assistance Recipients (CDFI and NACA Programs): Since its certification as a CDFI, the Recipient has neither actual nor constructive knowledge of any changes that may adversely affect its status as a certified CDFI.

(b) For Technical Assistance Recipients:

(i) If the Recipient has applied for CDFI certification or is already certified as a CDFI as of the date of this Assistance Agreement: the Recipient has neither actual nor constructive knowledge of any events or pending matters that may adversely affect its CDFI certification application or its status as a certified CDFI, as the case may be.

(ii) If the Recipient is classified as a "Sponsoring Entity" through the NACA Program: the Recipient has neither actual nor constructive knowledge of any events or pending matters that may adversely affect the CDFI certification application submitted on behalf of another entity pursuant to this Assistance Agreement.

4.12 Matching Funds. Any funds used by the Recipient as Matching Funds for purposes of the Assistance Agreement have not been used by the Recipient to satisfy a legal requirement under another Federal grant or award program. To the extent that the Recipient has expended any of the Matching Funds prior to the execution of the Assistance Agreement, any such Matching Funds expenditure was for the purpose of Authorized Financial Assistance Activities.

4.13 Nondiscrimination Certification. Within the two-year period preceding the Announcement Date, there has been no final determination of liability in any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding involves allegations of discrimination by the Recipient on the basis of race, color, national origin, disability, age, marital status, receipt of income from public assistance, religion, or sex; for which a corrective action plan has not been implemented.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE RECIPIENT

Until the closeout of the Assistance Agreement pursuant to Section 7.11 of the General Award Terms and Conditions (except with respect to Section 5.4 hereof which shall remain in effect for three years following the closeout hereof pursuant to said section), the Recipient shall duly perform and observe each and all of the following covenants and agreements:

5.1 Compliance with Government Requirements. In carrying out its responsibilities pursuant to the Assistance Agreement, the Recipient shall comply with all applicable Federal, State, local and Tribal laws, regulations, ordinances, Office of Management and Budget (OMB) Circulars, and Executive Orders. Furthermore, Recipients must comply with the CDFI Fund's Environmental Quality Regulations (12 CFR part 1815) as well as all other federal environmental requirements applicable to federal awards.

5.2 Fraud, Waste and Abuse. If the Recipient becomes aware at any time of the existence or apparent existence of fraud, waste or abuse of Assistance provided pursuant to the Assistance Agreement, the Recipient shall promptly report such incidence(s) to the Office of Inspector General of the U.S. Department of the Treasury.

5.3 Record Retention and Access. The Recipient shall comply with all record retention and access requirements set forth in the Uniform Requirements at 2 C.F.R. §200.333-336. Public access to Recipient records shall be maintained in accordance with the Uniform Requirements at 2 CFR §200.337, including access applicable under the Freedom of Information Act (5 U.S.C. 552) (FOIA).

5.4 General Data Collection. The Recipient shall maintain such records as reasonably may be necessary to:

(a) disclose the manner in which the Assistance provided hereunder is used;

(b) demonstrate compliance with the requirements of the CDFI Program Regulations and the Assistance Agreement; and

(c) evaluate the accomplishments of the applicable CDFI Fund program.

5.5 Equal Credit Opportunity Act. The Recipient shall provide its products and services in a manner that is consistent with the Equal Credit Opportunity Act (15 U.S.C. § 1691), to the extent that the Recipient is subject to the requirements of such Act.

5.6 Certain Insider Activities. The Recipient shall comply with the restrictions on Insider activities set forth in the CDFI Program Regulations (at 12 CFR § 1805.807).

5.7 Obtain/Maintain CDFI Certification (if applicable); Maintain Status as an Insured Credit Union, Depository Institution Holding Company or Insured Depository Institution (if applicable).

(a) If the Recipient is certified as a CDFI as of the Federal Award Date: The Recipient shall do all things necessary to preserve, renew and keep in full force and effect its certification as a CDFI.

(b) If the Recipient becomes certified as a CDFI at any point prior to the termination of this Assistance Agreement: The Recipient, upon certification, shall do all things necessary to preserve, renew and keep in full force and effect its certification as a CDFI.

(c) For Insured Credit Unions, Depository Institution Holding Company, Insured Depository Institution and State-Insured Credit Union Recipients: In addition to meeting the requirements of Section 5.7 (a) and (b), as applicable, the Recipient shall do all things necessary to preserve, renew and keep in full force and effect its status as an Insured Credit Union, Depository Institution Holding Company, Insured Depository Institution or State-Insured Credit Union, as applicable.

5.8 Advise the CDFI Fund of Certain Material Events. The Recipient shall advise the CDFI Fund in writing, within 30 days of the event and in reasonable detail, of any of the following Material Events:

(a) any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding or its outcome could have a material adverse effect upon the operations, assets or properties of the Recipient;

(b) any proceeding instituted against the Recipient in, by or before any court, governmental or administrative body or agency, which proceeding involves allegations of discrimination by the Recipient on the basis of race, color, national origin, disability, age, marital status, receipt of income from public assistance, religion, or sex.

(c) all violations of Federal criminal law involving fraud, bribery, or gratuity violations potentially affecting the Federal award. Failure to make required disclosures can result in any of the remedies described in Section 200.338 of the Uniform Requirements;

(d) any material adverse change in the condition, financial or otherwise, or operations of the Recipient that would impair the Recipient's ability to carry out the authorized uses of the Assistance;

(e) any substantial change in the business of the Recipient;

(f) the loss of the Recipient's Insured Credit Union status as defined in 12 U.S.C. § 1752(7) (if applicable);

(g) the occurrence of any Event of Noncompliance, as that term is defined in Section 6.1 hereof, or any event which upon notice or lapse of time, or both, would constitute an Event of Noncompliance;

(h) the merger, consolidation or acquisition of the Recipient by or with another entity;

(i) loss of the Recipient's Depository Institution Holding Company status under 12 USC § 1813(w)(1) or Insured Depository Institution status under 12 USC § 1813(c)(2) (if applicable);

(j) a change in the Recipient's shareholders or organization that results in (i) the CDFI Fund's ownership of equity in the Recipient exceeding 50 percent and/or (ii) the CDFI Fund controlling the Recipient's operations;

(k) the debarment, suspension, exclusion or disqualification, by the Department of Treasury, or any other Federal department or agency, of any individual or entity (or principal thereof) that received any portion of the Assistance in a procurement or nonprocurement transaction, as defined in 31 C.F.R. §19.970;

(l) any event or change that would result in the Recipient not being certified as a CDFI;

(m) the existence of any non-compliance with the terms and conditions of any loan or other credit agreement with a creditor other than the CDFI Fund; or

(n) such other events that may be determined by the CDFI Fund, in its sole discretion, to be material events and for which the CDFI Fund issues related guidance.

5.9 Tracking Use of Assistance and Advance Payments.

(a) The Recipient must account for and track the use of the Assistance.

(b) For every dollar of Assistance received from the CDFI Fund, the Recipient must be able to verify how it was used. This requires the Recipient to separately account for the proceeds and uses of the Assistance.

Recipients that are Institutions of Higher Education, Hospitals, Other Non-Profits, State, local, or federally- recognized Indian tribal governments should refer to section 200.305(b)(7) of the Uniform Requirements for additional guidance on proper treatment of Advance Payments, including whether Advance Payments need to be held in interest bearing accounts and when interest earned on Advance Payments must be remitted back to the federal government. Recipients must retain records pursuant to section 5.3 of this Agreement to document that required payments of interest have been made.

(c) The Recipient shall determine whether any individual or entity (or principal thereof), receiving any portion of the Assistance is currently debarred, suspended, excluded or disqualified by the Department of Treasury or any other Federal department or agency. The Recipient shall include in all of its procurement and nonprocurement contracts and agreements, between the Recipient and an individual or entity (or principal thereof) receiving any portion of the Assistance, a representation that such individual or entity (or principal thereof) is not currently debarred, suspended, excluded or disqualified by any Federal department or agency. Notwithstanding the foregoing, the above representations are not required in those procurement contracts in which the Recipient enters into for goods or services for less than $25,000.

5.10 Terms and Conditions Related to Regulated Institutions

(a) Prior Notice to Appropriate Federal Banking Agency of Sanctions. Prior to imposing or exercising any sanction (s) under Section 6.2 of the Assistance Agreement, the CDFI Fund will provide the Appropriate Federal Banking Agency with written notice of the proposed remedy (or remedies). Moreover, the CDFI Fund will not impose or exercise any proposed remedy (or remedies) if the Appropriate Federal Banking Agency, in writing, not later than 30 calendar days after receiving the notice from the CDFI Fund of any proposed remedy (or remedies) against the Recipient, takes all of the following actions:

(i) Objects to the proposed remedy (or remedies);
(ii) Determines that the remedy (or remedies) would:
   a. Have a material adverse effect on the safety and soundness of the Recipient; or
   b. Impede or interfere with an enforcement action against the Recipient by the Appropriate Federal Banking Agency;
(iii) Proposes a comparable alternative action; and
(iv) Specifically explains:

a. The basis for the determination made pursuant to this section, and, if appropriate, provides documentation to support the determination; and
b. How the alternative action proposed would be as effective as the remedy (or remedies) proposed by the CDFI Fund in securing compliance and deterring future noncompliance.

(b) Insured Depository Institution, Depository Institution Holding Companies or Insured Credit Union as Recipient. The provisions of the Act, the CDFI Program Regulations, and the Assistance Agreement shall be enforceable under 12 U.S.C.§1786, 12 U.S.C. §1818, and 12 U.S.C.§1844 by the Appropriate Federal Banking Agency, and any violation of such provisions will be treated as a violation of the Federal Credit Union Act, Federal Deposit Insurance Act, or Bank Holding Company Act, as applicable. Nothing herein shall be construed to preclude the CDFI Fund from directly enforcing the Assistance Agreement as provided for hereunder and under the terms of the Act.

(c) No Authority to Limit Supervision and Regulation. Nothing herein is intended nor should be construed to affect any authority of the Appropriate Federal Banking Agency to supervise and regulate the Recipient.

5.11 Terms and Conditions Related to Loan Awards

Recipients that receive an award pursuant to this Assistance Agreement must comply with the terms of this Assistance Agreement including the Promissory Note (Attachment A) and Loan Repayment Schedule (Attachment B). Loan award Recipients must comply with the Annual Report requirements in Schedule 1 ("Performance Goals and Reporting") through the performance period end date indicated in Schedule 1, Section C. After the end of the performance period, loan award Recipients must continue to comply with the general terms of the Assistance Agreement and the reporting requirements identified in the Promissory Note until such time as the CDFI Fund determines that the loan principal and all accrued and unpaid interest and, if applicable, late fees thereon have been paid in full.

5.12 Federal Funding Accountability and Transparency Act of 2006 Compliance: Reporting Subawards and Executive Compensation.

(a) Reporting of first-tier subawards.

1. Applicability. Unless you are exempt as provided in paragraph d. of this award term, you must report each action that obligates $25,000 or more in Federal funds that does not include Recovery funds (as defined in section 1512(a)(2) of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5) for a subaward to an entity (see definitions in paragraph e. of this award term).

2. Where and when to report.

i. You must report each obligating action described in paragraph a.1. of this award term to http://www.fsrs.gov.

ii. For subaward information, report no later than the end of the month following the month in which the obligation was made. (For example, if the obligation was made on November 7, 2010, the obligation must be reported by no later than December 31, 2010.)

3. What to report. You must report the information about each obligating action that the submission instructions posted at http://www.fsrs.gov specify.

(b) Reporting Total Compensation of Recipient Executives.

1. Applicability and what to report. You must report total compensation for each of your five most highly compensated executives for the preceding completed fiscal year, if—

i. the total Federal funding authorized to date under this award is $25,000 or more;

ii. in the preceding fiscal year, you received—

(A) 80 percent or more of your annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

iii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report executive total compensation described in paragraph b.1. of this award term:

i. As part of your registration profile at https://www.sam.gov/portal/SAM/.

ii. By the end of the month following the month in which this award is made, and annually thereafter.

(c) Reporting of Total Compensation of Subrecipient Executives.

1. Applicability and what to report. Unless you are exempt as provided in paragraph d. of this award term, for each first-tier subrecipient under this award, you shall report the names and total compensation of each of the subrecipient's five most highly compensated executives for the subrecipient's preceding completed fiscal year, if—

i. in the subrecipient's preceding fiscal year, the subrecipient received—

(A) 80 percent or more of its annual gross revenues from Federal procurement contracts (and subcontracts) and Federal financial assistance subject to the Transparency Act, as defined at 2 CFR 170.320 (and subawards); and

(B) $25,000,000 or more in annual gross revenues from Federal procurement contracts (and subcontracts), and Federal financial assistance subject to the Transparency Act (and subawards); and

ii. The public does not have access to information about the compensation of the executives through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. (To determine if the public has access to the compensation information, see the U.S. Security and Exchange Commission total compensation filings at http://www.sec.gov/answers/execomp.htm.)

2. Where and when to report. You must report subrecipient executive total compensation described in paragraph c.1. of this award term:

i. To the recipient.

ii. By the end of the month following the month during which you make the subaward. For example, if a subaward is obligated on any date during the month of October of a given year (i.e., between October 1 and 31), you must report any required compensation information of the subrecipient by November 30 of that year.

(d) Exemptions

If, in the previous tax year, you had gross income, from all sources, under $300,000, you are exempt from the requirements to report:

i. Subawards,

and

ii. The total compensation of the five most highly compensated executives of any subrecipient.

(e) Definitions. For purposes of this award term:

1. Entity means all of the following, as defined in 2 CFR part 25:

i. A Governmental organization, which is a State, local government, or Indian tribe;

ii. A foreign public entity;

iii. A domestic or foreign nonprofit organization;

iv. A domestic or foreign for-profit organization;

v. A Federal agency, but only as a subrecipient under an award or subaward to a non-Federal entity.

2. Executive means officers, managing partners, or any other employees in management positions.

3. Subaward:

i. This term means a legal instrument to provide support for the performance of any portion of the substantive project or program for which you received this award and that you as the recipient award to an eligible subrecipient.

ii. The term does not include your procurement of property and services needed to carry out the project or program (for further explanation, see Sec. __ .210 of the attachment to OMB Circular A-133, "Audits of States, Local Governments, and Non-Profit Organizations").

iii. A subaward may be provided through any legal agreement, including an agreement that you or a subrecipient considers a contract.

4. Subrecipient means an entity that:

i. Receives a subaward from you (the recipient) under this award; and

ii. Is accountable to you for the use of the Federal funds provided by the subaward.

5. Total compensation means the cash and noncash dollar value earned by the executive during the recipient's or subrecipient's preceding fiscal year and includes the following (for more information see 17 CFR 229.402(c)(2)):

i. Salary and bonus.

ii. Awards of stock, stock options, and stock appreciation rights. Use the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS 123R), Shared Based Payments.

iii. Earnings for services under non-equity incentive plans. This does not include group life, health, hospitalization or medical reimbursement plans that do not discriminate in favor of executives, and are available generally to all salaried employees.

iv. Change in pension value. This is the change in present value of defined benefit and actuarial pension plans.

v. Above-market earnings on deferred compensation which is not tax-qualified.

vi. Other compensation, if the aggregate value of all such other compensation (e.g. severance, termination payments, value of life insurance paid on behalf of the employee, perquisites or property) for the executive exceeds $10,000.

ARTICLE VI
EVENTS OF NONCOMPLIANCE AND REMEDIES

6.1 Events of Noncompliance. If any one or more of the following events occurs, the CDFI Fund, in its sole discretion, may find the Recipient to be in noncompliance:

(a) fraud, mismanagement or noncompliance with the Act;

(b) any representation, warranty, certification, assurance or any other statement of fact set forth in this Assistance Agreement or the Application including, but not limited to, the Assurances and Certifications contained in the Application, or any representation or warranty set forth in any document, report, certificate, financial

statement or instrument now or hereafter furnished in connection with the Assistance Agreement, is found by the CDFI Fund to be inaccurate, false, incomplete or misleading when made, in any material respect;

(c) A Material Weakness, a qualified opinion or any statement in the Recipient's annual audited financial statements that evidences a failure of the Recipient to be financially sound, be managerially sound and/or maintain appropriate internal controls;

(d) the failure of the Recipient to observe, comply with or perform any term, covenant, agreement or other provision contained in the CDFI Program Regulations, this Assistance Agreement including, but not limited to, the Performance Goals, or the Application including, but not limited to, the Assurances and Certifications contained therein or any instrument, note or any other document delivered to the CDFI Fund in connection with or pursuant to the Assistance Agreement;

(e) the failure of the Recipient to conduct its business in the usual and ordinary course or to maintain its corporate existence and right to carry on its business and duly obtain all necessary renewals, licensing and extensions thereof and to maintain, preserve and renew all such rights, powers, privileges and franchises;

(f) if the Assistance is in the form of an equity investment: (i) failure of the Recipient to abide by the terms and conditions of the equity issuance or (ii) any event that results in (A) a conversion or change of the form or transferability of the Assistance, (B) the Assistance constituting more than 50 percent of the equity of a Recipient, or (C) a determination that the CDFI Fund controls the operations of the Recipient;

(g) if the Assistance is in the form of a loan: (i) failure of the Recipient to abide by the terms and conditions of the Note; (ii) noncompliance in the due and punctual payment of the principal, interest, or both on the Note when and as the same shall become due and payable; or (iii) noncompliance in the due and punctual payment of the principal, interest, or both on a debt instrument of the Recipient that evidences funds borrowed by the Recipient and used as Matching Funds hereunder when said noncompliance results in the instrument's holder initiating proceedings against the Recipient to make all payments under said instrument immediately due and payable;

(h) the Recipient's becoming insolvent or unable to meet its obligations as they mature, making a general assignment for the benefit of creditors, or consenting to the appointment of a trustee or a receiver, or admitting in writing its inability to pay its debts as they mature;

(i) the institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against the Recipient and, if instituted against it, the same being consented to by the Recipient or remaining undismissed for a period of thirty (30) calendar days.

6.2 Sanctions. If the CDFI Fund finds the Recipient to be in Noncompliance under Section 6.1, the CDFI Fund may, in its sole discretion, take any one or more of the following actions, subject to Section 6.4:

(a) require changes in the Recipient's Performance Goals;

(b) revoke approval of the Recipient's Application;

(c) revoke approval of any other applications submitted to the CDFI Fund by the Recipient under any of the CDFI Fund's programs, and declare such applications to be ineligible;

(d) reduce or terminate the Assistance authorized hereunder;

(e) require repayment of any Assistance that has been distributed to the Recipient pursuant hereto;

(f) render the Recipient ineligible to apply for additional Assistance from the CDFI Fund through future funding rounds;

(g) require the Recipient to convene a meeting(s) of its board of directors at which meeting(s) the CDFI Fund will be given the opportunity to address the attendees with respect to the CDFI Fund's evaluations and concerns regarding the performance of the Recipient under the Assistance Agreement;

(h) exercise the acceleration and/or default provisions of the Promissory Note, if the Assistance is in the form of a loan, and/or exercise the redemption and/or default provisions of the equity documents, if the Assistance is in the form of an equity investment; and/or

(i) take such other actions as the CDFI Fund deems appropriate including, but not limited to, suspension or revocation of CDFI certification.

6.3 No Waiver. No course of dealing on the part of the CDFI Fund or any delay or failure on the part of the CDFI Fund to exercise any right herein will operate as a waiver of the right or otherwise prejudice the CDFI Fund's rights, powers and remedies under the Assistance Agreement, the Act, the CDFI Program Regulations or any other applicable law or regulation.

6.4 Notice of Sanction; Time to Cure. Prior to exercising or imposing any sanction(s) under section 6.2 herein, the CDFI Fund will, to the maximum extent practicable, provide the Recipient

with written notice of the noncompliance and the prescribed sanctions(s). Unless otherwise specified in the notice, the Recipient shall have up to thirty (30) days from the date of the sanction notice to cure the noncompliance, at the sole discretion of the CDFI Fund. If the Recipient believes that the noncompliance is of such a nature that it cannot be cured within the time set forth in the notice, then the Recipient may, within five (5) days of the date of the notice, request, in writing, additional time to cure the noncompliance. If the CDFI Fund determines, in its sole discretion, that such additional time is necessary, then the CDFI Fund may extend the cure period. If the CDFI Fund does not extend the cure period, as outlined above, and the Recipient fails to cure the noncompliance within the period specified in the written notice of sanction, the CDFI Fund may, in its sole discretion, impose or exercise the sanction(s) set forth in its written notice, and any other sanction to which it might be entitled hereunder, or in law or at equity, within a timeframe set by the CDFI Fund in its sole discretion. Nothing in the Assistance Agreement, however, will create in the Recipient any right to any formal or informal hearing or comparable proceeding not otherwise required by law.

Notwithstanding the foregoing, if the CDFI Fund determines, in its sole discretion, that the Recipient has engaged in fraud, mismanagement, or other prohibited misconduct, or that the noncompliance is of such a nature that it cannot be cured, the CDFI Fund may, in its sole discretion, impose the prescribed sanction(s) without notice, except as may be required by law.

ARTICLE VII
MISCELLANEOUS

7.1 Entire Agreement. The Assistance Agreement (including all schedules and amendments thereto), the Application and the attachments, exhibits, appendices and supplements to the Application, between the Recipient and the CDFI Fund with respect to the obligation of funds necessary to provide Assistance to the Recipient contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral, in respect thereof, and no change, modification or waiver of any provision hereof shall be valid unless in writing and signed by the party to be bound. The Application, including any attachments, exhibits, appendices and supplements thereto, any attachments, schedules, exhibits, appendices and supplements to the Assistance Agreement are incorporated in and made a part of this Agreement.

7.2 Assignment. The Recipient may not assign, pledge or otherwise transfer any rights, benefits or responsibilities of the Recipient under the Assistance Agreement without the prior written consent of the CDFI Fund. In addition, any assignment by the Recipient shall comply, to the extent applicable, with the Assignment of Claims Act, codified at 31 U.S.C. § 3727.

7.3 Successors. The rights, benefits and responsibilities of each of the parties to the Assistance Agreement shall inure to their respective successors, subject to this Section 7.3. If the Recipient merges with or is acquired by another entity, the CDFI Fund reserves the right to request information from and examine the new entity, which acquired or merged with the Recipient, to determine its acceptability as a Recipient. If the CDFI Fund determines that the

new entity is not eligible or acceptable as a Recipient, or if the new entity does not agree to abide by all the provisions of the Assistance Agreement and shall continue operations and performance as if there were no interruption in the parties to the Assistance Agreement, the CDFI Fund may terminate the continued provision of Assistance under the Assistance Agreement and take any or all remedies it deems appropriate in accordance with Article VI hereof.

7.4 Severability. If any provision of the Assistance Agreement shall for any reason be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision of the Assistance Agreement, and the Assistance Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein.

7.5 Applicable Law. The Assistance Agreement shall be governed by and construed in accordance with Federal law to the extent such Federal law is applicable, and to the extent Federal law is not applicable, the Assistance Agreement shall be governed by and construed in accordance with the law of the State of incorporation of the Recipient.

7.6 Disclaimer of Relationships.

(a) The Recipient shall not be deemed to be an agency, department or instrumentality of the United States merely by virtue of it being a Recipient.

(b) Nothing in the Assistance Agreement, nor any act of the CDFI Fund or the Recipient, shall be construed by either of them, or by a third party, to create any relationship of third-party beneficiary, principal and agent, limited or general partner or joint venture, or of any association or relationship whatsoever involving the CDFI Fund.

(c) Notwithstanding any other provision of law, the CDFI Fund shall not be deemed to control the Recipient by reason of any Assistance provided hereunder for the purpose of any other applicable law, provided that the CDFI Fund does not own more than 50 percent of the equity of the Recipient.

7.7 Counterparts. The Assistance Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

7.8 Headings. The headings contained in the Assistance Agreement are for convenience only and shall not affect the meaning or interpretation of the Assistance Agreement.

7.9 Amendments.

(a) The terms of the Assistance Agreement may be amended, modified, or supplemented by the mutual written consent of the parties hereto.

(b) If the Recipient proposes to change its Executive Director, Chief Executive Officer or equivalent leadership official, the Recipient must first notify the CDFI Fund in writing and receive approval from the CDFI Fund for such change pursuant to section 200.308(c)(2) of the Uniform Requirements.

(c) If the Recipient proposes to make an amendment to Performance Goals, Annual Report Due Dates, and/or make Performance Period Pre-Noncompliance Amendments, amendment requests must be received by the CDFI Fund in writing with all required documentation no later than 60 days prior to the effective date of the change. The Recipient must include justification for the amendment when it submits the amendment request to the CDFI Fund.

(d) Amendments to Authorized Technical Assistance Activities (Schedule 2-A):

(i) TA Recipients may undertake the following modifications without the prior approval of the CDFI Fund: (i) transfer funds between cost categories, (ii) use cost savings from one authorized TA activity for a new TA activity, or (iii) eliminate a TA activity or task as long as the modified budget items (a) are allowable under the Uniform Requirements, and (b) fall clearly within the Authorized Technical Assistance Activity categories set forth in the Assistance Agreement. The CDFI Fund reserves the right to require the Recipient to repay all or a portion of the TA if it expends the TA for an activity that the CDFI Fund determines does not meet the aforementioned criteria.

(e) Amendments to Authorized Financial Assistance Activities:

(i) FA Recipients may undertake the following modifications without the prior approval of the CDFI Fund: (i) transfer funds between cost categories, (ii) use cost savings from one authorized FA activity for a new FA activity, or (iii) eliminate a FA activity. Recipient does not need to obtain the CDFI Fund's prior written approval to use FA for a new FA activity or to transfer the funding between or within Authorized FA activity categories; provided, however, that the new use (1) is allowable under the Uniform Requirements (2) supports the activities set forth in the FA application; and (3) falls clearly within the Authorized Financial Assistance Activity categories set forth in the Assistance Agreement. The CDFI Fund reserves the right to require the Recipient to repay all or a portion of the FA if it expends the FA for a use that the CDFI Fund determines does not meet the aforementioned criteria.

(f) Notwithstanding the above, the CDFI Fund may, upon reasonable notice to the Recipient, unilaterally amend the Assistance Agreement for the sole purpose of making ministerial or administrative changes or correcting scrivener's errors.

7.10 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made by the Recipient in the Assistance Agreement or the Application, including, without limitation, all Assurances and Certifications contained in the Application, or in any document, report, certificate, financial statement, note or instrument now or hereafter furnished in connection with the Assistance Agreement shall survive the execution and delivery of the Assistance Agreement and the provision of any Assistance pursuant hereto.

7.11 Closeout. Unless otherwise mutually agreed upon in writing by the Recipient and the CDFI Fund, the Assistance Agreement shall be closed out pursuant to section 200.343 of the Uniform Requirements when all of the following conditions have been met:

(a) the CDFI Fund determines that the Recipient has submitted to the CDFI Fund all reports and surveys required under the Agreement;

(b) the CDFI Fund determines that all Assistance provided under the Agreement has been used as permitted by the Agreement;

(c) the CDFI Fund determines that the Recipient has met all of its Performance Goals.

Notwithstanding the above, if the Assistance is in the form of an equity investment, a deposit, or a loan, this Assistance Agreement will continue in effect (except as otherwise provided by the CDFI Fund writing) until such time that (i) the CDFI Fund ceases to own the equity investment, or (ii) the CDFI Fund determines that the deposit and all accrued and unpaid interest and, if applicable, late fees thereon have been paid in full, (iii) or the CDFI Fund determines that the loan principal and all accrued and unpaid interest and, if applicable, late fees thereon have been paid in full.

7.12 Termination. The Assistance Agreement may be terminated in whole or in part by the CDFI Fund, the Recipient, or both parties pursuant to the requirements of section 200.339 of the Uniform Requirements.

7.13 Applicability of Criminal Provisions. The criminal provisions of 18 U.S.C. § 657 regarding embezzlement or misappropriation of funds are applicable to all Recipients and Insiders.

7.14 Disclosure of Recipient Reports by Fund. The CDFI Fund will, consistent with applicable law, make reports described in Schedule 1 hereof available for public inspection after deleting any materials necessary to protect privacy or proprietary interests.

7.15 Limitation on Fund and Federal Liability. The liability of the CDFI Fund and the United States Government arising out of the provision of any Assistance to the Recipient hereunder shall be limited to the amount of such Assistance. The CDFI Fund shall be exempt from any assessments and other liabilities that may be imposed on controlling or principal shareholders by

any Federal law or the law of any State. Nothing herein is intended or should be construed to affect the application of any Federal tax law.

7.16 Compliance with Non-Discrimination Statutes. The Recipient shall comply with all Federal statutes relating to non-discrimination, including, but not limited to: Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972; Section 504 of the Rehabilitation Act of 1973; the Age Discrimination Act of 1975; the Drug Abuse Office and Treatment Act of 1972; the Comprehensive Alcohol Abuse and Alcoholism Prevention, Treatment and Rehabilitation Act of 1970; §§ 523 and 527 of the Public Health Service Act of 1912; and Title VIII of the Civil Rights Act of 1968.

7.17 Trafficking in persons.

a. **Provisions applicable to a Recipient that is a Private Entity.**

1. The Recipient, its employees, subrecipients under this award, and subrecipients' employees may not--
    - i. Engage in severe forms of trafficking in persons during the period of time that the award is in effect;
    - ii. Procure a commercial sex act during the period of time that the award is in effect; or
    - iii. Use forced labor in the performance of the award or subawards under the award.
2. The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if the Recipient or a subrecipient that is a Private Entity --
    - i. Is determined to have violated a prohibition in paragraph a.1 of this Section; or
    - ii. Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated a prohibition in paragraph a.1 of this Section through conduct that is either--
        - A. Associated with performance under this award; or
        - B. Imputed to the Recipient or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, "OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement)," as implemented by our agency at 31 CFR 19.335.

b. **Provision applicable to a Recipient other than a Private Entity.** The CDFI Fund as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subrecipient that is a Private Entity--

1. Is determined to have violated an applicable prohibition in paragraph a.1 of this Section; or
2. Has an employee who is determined by the CDFI Fund official authorized to terminate the award to have violated an applicable prohibition in paragraph a.1 of this Section through conduct that is either--
    - i. Associated with performance under this award; or

ii. Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, "OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement)," as implemented by our agency at 31 CFR 19.335.

c. **Provisions applicable to any recipient.**

1. The Recipient must inform the CDFI Fund immediately of any information the Recipient receives from any source alleging a violation of a prohibition in paragraph a.1 of this Section.

2. The CDFI Fund's right to terminate unilaterally that is described in paragraph a.2 or b of this Section:

i. Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. 7104(g)), and

ii. Is in addition to all other remedies for noncompliance that are available to the CDFI Fund under this award.

3. The Recipient must include the requirements of paragraph a.1 of this Section in any subaward the Recipient makes to a Private Entity.

d. **Definitions.** For purposes of this Section:

1. "Employee" means either:

i. An individual employed by the Recipient or a subrecipient who is engaged in the performance of the project or program under this award; or

ii. Another person engaged in the performance of the project or program under this award and not compensated by the Recipient including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing or matching requirements.

2. "Forced labor" means labor obtained by any of the following methods: the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud, or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3. "Private entity":

i. Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 CFR 175.25.

ii. Includes:

A. A nonprofit organization, including any nonprofit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 CFR 175.25(b).

B. A for-profit organization.

4. "Severe forms of trafficking in persons," "commercial sex act," and "coercion" have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. 7102).

7.18 Conflicts of Interest.

In accordance with Section 200.318 of the Uniform Requirements the Recipient must maintain written standards of conduct covering conflicts of interest and employees engaged in the selection, award and administration of contracts. If the Recipient has a parent, affiliate, or subsidiary organization that is not a state, local government, or Indian tribe, the Recipient must also maintain written standards of conduct covering organizational conflicts of interest.

Schedule 4-A

CERTIFICATE OF GOOD STANDING

Instructions:
The Recipient must provide the CDFI Fund with a Certificate of Good Standing from the Secretary of State for the Recipient's state of incorporation. This certificate can often be acquired online on the secretary of state website for the Recipient's state of incorporation and must be dated within 180 days of the date you execute the Assistance Agreement.

Special information for Recipients who are Regulated Institutions:
Recipients that are regulated institutions do not have to provide a Certificate of Good Standing.

Special information for NACA/Native Recipients:
Tribe Recipients. Recipients that are federally or state recognized tribes do not have to provide a Certificate of Good Standing.

Tribally Incorporated Recipients. NACA/Native Recipients who are incorporated by a Tribal Government rather than a state may provide the Certificate of Good Standing from the Tribal Government.

If the Tribal Government does not normally provide a Certificate of Good Standing, the Recipient may provide a letter from the Tribal Government confirming the Recipient is validly incorporated and is in good standing under the laws of the Tribal Government and is registered to conduct business. Offices within the Tribal Government that may be able to provide a letter with this information include: Officer/Secretary of the Tribal Council, Bureau of Indian Affairs Office, Executive Secretary of the Tribe, in house Tribal Legal office, Tribe Finance Office (head of Finance Department), or the Tribal Operations office.

[Attach Certificate of Good Standing]

State of Florida
Department of State

I certify from the records of this office that OUR MICROLENDING, LLC is a limited liability company organized under the laws of the State of Florida, filed on October 9, 2007.

The document number of this limited liability company is L07000102584.

I further certify that said limited liability company has paid all fees due this office through December 31, 2015, that its most recent annual report was filed on January 8, 2015, and that its status is active.

Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capital, this the Twenty-second day of December, 2015

GREAT SEAL OF THE STATE OF FLORIDA · IN GOD WE TRUST ·

Ken Detzner

Secretary of State

Tracking Number: CU8772744576

To authenticate this certificate,visit the following site,enter this number, and then follow the instructions displayed.

https://services.sunbiz.org/Filings/CertificateOfStatus/CertificateAuthentication